Exhibit 99.1

Molecular Insight Pharmaceuticals Reports Third Quarter 2009

Financial Results

Achievements for the Quarter Include Onalta™ Strategic Agreement;

Progress in Oncology Pipeline Development

Cambridge, MA, November 9, 2009 - Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals primarily for use in oncology, today announced financial results for the third quarter and nine months ended September 30, 2009.

Financial Highlights

Third Quarter Results

For the third quarter of 2009, the Company reported a net loss of $21.4 million, compared to a net loss of $24.7 million in the third quarter of 2008. Third quarter operating expenses of $16.4 million declined by 17 percent, or $3.4 million, from the prior year due to a decrease in research and development expenses of $2.9 million and in general and administrative expenses of $0.5 million.

Research and development expenses were $9.0 million, compared to $11.9 million for the same period last year. The decrease is primarily attributable to the completion of a Phase 2 Zemiva™ clinical trial in 2008 and lower external support costs, offset by an increased investment in Trofex™ preclinical studies.

General and administrative expenses were $7.5 million for the third quarter of 2009, compared to $8.0 million in the third quarter of 2008. This decrease reflects cost-cutting initiatives put in place at the end of 2008, primarily to reduce legal and consulting fees, as well as staffing levels.

Year-to-Date Results

For the nine months ended September 30, 2009, the Company reported a net loss of $53.3 million, compared to a net loss of $65.4 million in the first nine months of 2008.

Operating expenses for the nine months ended September 30, 2009 declined by 25 percent, or $12.9 million, from the same period of the previous year. This decrease in operating expenses is due to a decline in research and development expenses of $9.9 million and in general and administrative expenses of $3.0 million.

Research and development expenses were $22.1 million for the nine-months ended September 30, 2009, compared to $32.0 million for the same period last year. The $9.9 million decrease is primarily attributable to the completion of a Phase 2 Zemiva clinical trial and Solazed™ preclinical studies in 2008 and lower external support costs in 2009, offset by increased investments in Trofex™ preclinical studies and build-out of a commercial-scale Azedra™ manufacturing suite.

General and administrative expenses were $16.5 million for the nine-month period in 2009, compared to $19.5 million in the nine-month period in 2008. The $3.0 million reduction reflects the implementation of cost-cutting initiatives as stated above.

At September 30, 2009, the Company had approximately $71.8 million in cash, cash equivalents, and short-term investments and 25,268,327 shares of common stock outstanding.

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2009 Financial and Operational Results

Clinical and Business Development Updates

“In the third quarter we made a number of positive strides in clinical development, strategic partnering and in initiating financing activities and negotiations with our bondholders,” said Daniel L. Peters, President and Chief Executive Officer of Molecular Insight Pharmaceuticals. “In our oncology pipeline, we commenced a pivotal Phase 2 trial for Azedra, a new clinical trial for Trofex and received an NCI grant to support the development of Solazed. In line with our strategy to build value in our product pipeline, we formed a highly beneficial agreement covering select international territories with BioMedica Life Sciences, an ideal partner based on its orphan drug and radiopharmaceuticals experience. The Onalta supply agreement with BioMedica will generate milestone payments and near-term revenues while advancing Phase 3 development, regulatory approval and commercialization of our product.”

Oncology Pipeline Advancement

Azedra™ Commences Pivotal Study

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In August, Molecular Insight announced initiation of a pivotal Phase 2 clinical trial for registration of Azedra in adult patients with malignant pheochromocytoma. Currently, patients are being enrolled. MDS Nordion will manufacture and supply Azedra for Phase 2 clinical trials and for commercial use, upon U.S. Food and Drug Administration approval.

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At the North American Neuroendocrine Tumor Society (NANETS) 2009 Neuroendocrine Tumor Symposium, the Company presented one-year follow-up data from a Phase 1 dose-escalation clinical study of Azedra demonstrating a positive safety profile and durable objective tumor responses in patients with neuroendocrine cancers.

Trofex™ Advances Clinical Program

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Findings from the first Trofex Phase 1 (Tx-P101) dosimetry, safety and pharmacokinetics trial in prostate cancer patients were presented at the 2009 Annual Congress of the European Association of Nuclear Medicine meeting. The Company presented clinical trial data demonstrating Trofex’s diagnostic retention in the tumor and clearance from the body, allowing early detection of metastatic prostate cancer in soft tissue and bone.

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In August, Molecular Insight initiated a second Phase 1 (Tx-P102) imaging study of Trofex to define the distribution and pharmacokinetics of Trofex in normal men to confirm subject dosimetry and Trofex distribution in non-cancerous prostate glands.

Solazed™ Program Awarded National Cancer Institute Grant

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In July, Molecular Insight was awarded a two-year grant from the National Cancer Institute that could total as much as $1.5 million to support development of Solazed, the Company’s molecular targeting radiotherapeutic for malignant metastatic melanoma. The grant provides funding for a Phase 1 proof-of-concept clinical trial of Solazed and will be shared with the University of Pennsylvania, where the trial will be initiated.

Business Development Activities

Onalta™ Sub-license Generates $4.4 Million Upfront Payment

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In September, Onalta was sub-licensed to BioMedica Life Sciences S.A., Athens, Greece, for use in certain countries in Europe, the Middle East, North Africa, Russia and Turkey. BioMedica is expected to commence European pivotal Phase 3 clinical studies in 2010. Under the terms of this agreement, Molecular Insight received a $4.4 million upfront payment and may earn up to $10 million in total regulatory milestone payments, net of license payments, in addition to milestone and tiered royalties on sales.

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In October, Molecular Insight finalized a 10-year supply agreement with BioMedica and entered into an agreement with Eckert & Ziegler to manufacture Onalta. Molecular Insight is eligible to receive near- and long-term revenues from supplying Onalta for compassionate use, clinical trial supplies and, upon regulatory approval, commercial supply to the licensed BioMedica territories.

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2009 Financial and Operational Results

Financing Update

Molecular Insight also announced its plan to commence a private placement of convertible preferred stock with accredited investors for gross proceeds of up to $50 million. Contemporaneously with this financing, the Company has entered into discussions with the holders of its Senior Secured Floating Rate Bonds due in 2012 to obtain relief of certain financial covenants to facilitate the private placement. Proceeds of the private placement are expected to support the further clinical development of Azedra and Trofex. The convertible preferred stock will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States or to or for the account of U.S. persons unless registered under the Act or unless an exemption from registration is available. This news release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in the United States or any jurisdiction in which such offer, solicitation or sale would be unlawful.

Investor Update Call

Molecular Insight management will host a conference call and webcast Monday, November 9, 2009 at 4:30 p.m. U.S. Eastern Standard Time. To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Molecular Insight website at http://www.molecularinsight.com. Please log onto Molecular Insight’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com and institutional investors can access the call via http://www.streetevents.com.

To access the call on November 9, 2009 at 4:30 p.m., dial 888.713.4214 (or 617.213.4866 for international participants) at least five minutes prior to the start of the call. The participant pass code is 53802606. For one week following the call, an audio replay can be accessed by dialing 888.286.8010 (or 617.801.6888 for international callers) and using the pass code 47943423.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in the emerging field of molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals, primarily for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our financial performance, our corporate strategy, our clinical and business developments, our clinical trials of, AzedraTM, OnaltaTM, TrofexTM, and Solazed™ and anticipated regulatory requirements, our business development strategy regarding the European rights to Onalta™ and anticipated compassionate use and clinical trials in the licensed European territories, anticipated revenues from product supply to BioMedica, from regulatory milestone payments and from milestone and tiered royalties on sales, as well as estimated amount of proceeds and use of proceeds of the proposed private placement of our convertible preferred stock, and proposed modifications to certain financial covenants made to the holders of Senior Secured Floating Rate Bonds. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; risks and uncertainties related to the progress and consummation of the proposed financing; difficulties or delays in generating the revenue as anticipated; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2009 Financial and Operational Results

Contact:
Investors
Chuck Abdalian
Chief Financial Officer
(617) 871-6618
cabdalian@molecularinsight.com

Media
Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications	(845) 638-6290
(617) 871-6734	(201) 923-2049
mreynolds@molecularinsight.com	spietropaolo@bccpartners.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended		Nine Months Ended
	2008	2009	2008	2009
Total revenue – research and development grants	$62	$101	$238	$450

Operating expenses:
Research and development	11,867	8,964	31,985	22,076
General and administrative	7,950	7,454	19,487	16,545

Total operating expenses	19,817	16,418	51,472	38,621

Loss from operations	(19,755)	(16,317)	(51,234)	(38,171)
Total other expenses, net	(4,923)	(5,065)	(14,198)	(15,086)

Net loss	$(24,678)	$(21,382)	$(65,432)	$(53,257)

Basic and diluted net loss per share	$(0.99)	$(0.85)	$(2.62)	$(2.12)

Weighted average shares used to calculate basic and diluted net loss per share	24,981,674	25,199,097	24,969,594	25,159,153

Non-cash stock-based compensation included in:
Research and development	$417	$526	$1,028	$1,269
General and administrative	1,673	1,349	2,537	2,077

Total stock-based compensation	$2,090	$1,875	$3,565	$3,346

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of December 31, 2008	As of June 30, 2009
		(Unaudited)
Cash and cash equivalents	$25,495	$18,254
Investments	80,291	53,565
Accounts receivable, prepaid expenses and other current assets	1,542	5,235
Property and equipment — net	5,452	4,996
Debt issuance costs — net	5,897	4,881
Restricted cash	500	500

Total assets	$119,177	$87,431

Current liabilities	$11,588	$10,598
Other long-term liabilities	452	290
Deferred Revenue	25	4,425
Bond payable, net of discount	154,932	169,964

Total liabilities	166,997	185,277
Total stockholders’ deficit	(47,820264)	(97,846)

Total liabilities and stockholders’ deficit	$119,177	$87,431

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2008	2009
Cash, cash equivalents and investments – beginning of period	$162,996	$105,786
Net cash burn	(44,973)	(33,967)

Cash, cash equivalents and investments – end of period	$118,023	$71,819

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